AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (the “Agreement”) is made and entered into as of March 21, 2017, by and between Christopher Micklas (“Executive”) and Par Pacific Holdings, Inc. (the “Company”).
1.Released Parties. The term “Released Parties”, as used in this Agreement, shall mean the Company and its subsidiaries and its affiliates (and any successors thereto) (the “Company Group”) and any of its respective past or present employees, representatives, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, affiliates, general partners, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.
2.    General Release. Executive, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases and forever discharges each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Executive signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Executive’s employment, or his separation of employment from the Company Group, and including but not limited to:
all claims, actions or liability under: (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act; (2) any other federal, state, or local statute, ordinance, or regulation regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, tort or any other matter.
Executive acknowledges that in exchange for this release, he has received separate consideration beyond that to which Executive is otherwise entitled under Company policy or applicable law. This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee. Executive has the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, however, Executive waives any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on Executive’s behalf.
3.    Covenant Not To Sue. Except for an action arising out of a breach of the terms of this Agreement, the Separation Agreement dated March 21, 2017 or failure to provide benefits under the Par Pacific Holdings, Inc. Severance Plan for Senior Officers (the “Plan”), each of the Company and the Executive agrees never to bring (or cause to be brought) any claim, action or proceeding against the Company Group or any of the other Released Parties or the Executive, as applicable, regarding any act or failure to act that occurred up to and including the date on which the parties sign this Agreement, including but not limited to any claim, action or proceeding relating to Executive’s employment or his separation of employment from the Company Group.
4.    Noncompetition; Nonsolicitation; Confidential Information, etc. Executive hereby acknowledges that, during and solely as a result of Executive’s employment by the Company Group, Executive has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Company Group and vital to the success of the Company Group’s business and other related matters. In consideration of the severance benefits payable to Executive pursuant to the Plan, the Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement. Executive acknowledges and agrees that each of the individual provisions of this Section 4 constitutes a separate and distinct obligation of the Executive to the Company Group, individually enforceable against Executive.
(a)    Covenant Not to Compete. For the period during which Executive receives salary continuation payments under the Plan (the “Restricted Period”), Executive shall not, without the consent of the Board of Directors of the Company, in any form or any manner, directly or indirectly, on Executive’s own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Company Group within the United States and any foreign country in which the Company Group conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term “Business” shall mean the management and maintenance of assets in energy related interests, and the refinement, transportation, marketing and distribution of crude oil.
(b)    Covenant Not to Solicit Employees. During the Restricted Period, Executive agrees and covenants that he shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Company Group (whether for Executive’s own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Company Group to work for the Executive, any affiliate of Executive or any competitor of the Company Group, nor shall Executive otherwise attempt to interfere (to the Company Group’s detriment) in the relationship between the Company Group and any such employees.
(c)    Covenant Not to Solicit Customers. During the Restricted Period, Executive agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Company Group for the purpose of competing with the Business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Company Group to engage in services within the scope of its Business.
(d)    Covenant of Confidentiality. For a period of three (3) years after the termination of Executive’s employment with the Company Group, for any reason, Executive shall not, except in furtherance of the Business of the Company Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive’s employment or engagement), or utilize for Executive’s personal benefit or for the benefit of any competitor or customer of the Company Group any Confidential Information, as such term is defined in the Separation Agreement. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Company Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Executive has provided to the Company reasonable prior notice of such request and the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.
(e)    Equitable Remedies. In the event that Executive breaches any of the terms or conditions set forth in this Section 4 (collectively, the “Restrictive Covenants”), Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company Group and that damages, if any, and remedies at law for such breach would be inadequate. The Company Group shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys’ fees) of the prevailing party. The Company Group may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company Group seeking any remedies in another situation. Such action by the Company Group shall not constitute a waiver of any of its rights.
(f)    Continuing Obligation. The obligations, duties and liabilities of the Executive pursuant to Sections 4(a), 4(b), 4(c), and 4(d) of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, the Executive breaches any of the terms, duties or obligations contained in Sections 4(a), 4(b), 4(c), and 4(d) of this Agreement, then any payments or benefits paid to Executive pursuant to the Plan shall be returned to the Company Group and all amounts or benefits payable to Executive pursuant to the Plan shall be forfeited.
5.    Non-Disparagement. Except to the extent such restriction would be prohibited by or inconsistent with applicable law, Executive agrees not to make any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Company Group, its products, employees or services, and the Company agrees not to make any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Executive; provided, however, that the Company’s obligations shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and members of the Board.
6.    Return, Forfeiture and/or Recovery of Performance-Based Payments or Awards. Executive acknowledges and agrees that in the event that (a) pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, and (b) any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted (whether in cash, equity or other form of payment) to Executive shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.
7.    Governing Law. This Agreement shall be interpreted, construed and constructed in accordance with the laws of the State of Texas without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.
8.    Severability. In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.
9.    ADEA Waiver. Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, which contains releases and waivers. Executive understands that he may take a period of twenty-one (21) days within which to consider this Agreement. Executive understands that he may revoke this Agreement during the seven (7)

days following the execution of this Agreement and that the Agreement will not become effective until that seven-day revocation period has expired. In order to revoke the Agreement, Executive must sign and send a written notice to the Company addressed to 800 Gessner Road, Suite 875, Houston, Texas 77024 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company, which shall only be effective if the Company receives it no later than seven (7) days after Executive signs the Agreement. If Executive revokes the Agreement, he will not be entitled to any of the money, benefits or other consideration provided to him under the Plan.
10.    Knowing and Voluntary Waiver. Executive acknowledges that: (a) he has carefully read this Agreement and fully understands its meaning and effect; (b) he had a full and adequate opportunity and reasonable time period to review this Agreement with an attorney of his choosing before he signed it; (c) he was not coerced into signing the Agreement; (d) he agrees to all the terms of the Agreement and is entering into the Agreement knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for his signing the Agreement are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign the Agreement.
11.    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.
PAR PACIFIC HOLDINGS, INC.

/s/ Christopher Micklas      By: /s/ William Pate
Christopher Micklas        William Pate
Chief Executive Officer

Dated: March 21, 2017     Dated: March 21, 2017